COMPUTRAC, INC.

                              222 Municipal Drive
                             Richardson, TX  75080


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To be Held July 15, 1998


       To the Stockholders of CompuTrac, Inc:

                 Notice is hereby given that the 1998 Annual Meeting of Stockholders of CompuTrac, Inc., a Texas corporation (the "Company"), will be held on Wednesday, July 15, 1998, at the Company's offices, 222 Municipal Drive, Richardson, Texas 75080 beginning at 2:00 p.m. local time for the following purposes:

            1. To elect five (5) persons to the Company's Board of Directors to hold office until their terms shall expire and until their successors are duly elected and qualified.

            2. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

                 Stockholders of record at the close of business on May 29, 1998, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof.

                 You are  cordially invited to attend  the meeting.  Whether  or not you expect to be present at the meeting, please date and sign the enclosed Proxy and return it promptly in the enclosed envelope. Returning the proxy will not affect your right to revoke it and vote your shares in person if you attend the meeting.

                                     By Order of the Board of Directors

                                           /s/  Dana E. Margolis

                                          Dana E. Margolis
                                           Secretary and Treasurer


       Richardson, Texas
       June 5, 1998

                                COMPUTRAC, INC.
                              222 Municipal Drive
                             Richardson, TX  75080


                                PROXY STATEMENT

            This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CompuTrac, Inc., a Texas corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the 1998 Annual Meeting of Stockholders to be held on Wednesday, July 15, 1998, at the Company's offices, 222 Municipal Drive, Richardson, Texas 75080, beginning at 2:00 p.m. local time.

            The approximate date that this Proxy Statement and the enclosed form of Proxy are first being sent to stockholders is June 5, 1998. Stockholders should review the information provided herein in conjunction with the Company's Annual Report for the fiscal year ended January 31, 1998 which accompanies this Proxy Statement. The Annual Report does not form a part of this Proxy Statement and is not intended to serve as soliciting material for the Proxy.

                          INFORMATION CONCERNING PROXY

            The solicitation is made on behalf of the Board of Directors of the Company. By executing and returning the enclosed Proxy card, you authorize the persons named in the Proxy to represent you and vote your shares in connection with the purposes set forth in the Notice of Annual Meeting.

            All shares represented by a valid Proxy received prior to the meeting will be voted in accordance with any specification made on such Proxy. Any stockholder giving a Proxy has the power to revoke it at any time before it is exercised by submitting a notice of revocation to the Company or by attending the meeting and voting in person.

            The cost of preparing, assembling and mailing the enclosed material will be borne by the Company. In addition to solicitation by mail, employees of the Company may, without additional compensation, solicit Proxies on behalf of the Board of Directors by telephone, telegraph or personal interview. The Company may make arrangements with banks, brokerage houses and other custodians, nominees and fiduciaries to send Proxies and Proxy material to their principals and to request authority for the execution of Proxies. The Company may reimburse such persons for their expenses in so doing.

                            PURPOSES OF THE MEETING

            At the Annual Meeting, the Company's stockholders will consider and vote upon the following matters:

            1. The election of five (5) persons to the Company's Board of Directors to hold office until their terms shall expire or until their successors are duly elected and qualified.

            2. Such other business as may properly come before the meeting, including any adjournment or postponements thereof.

            Unless contrary instructions are indicated on the enclosed Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted for the election of the five nominees for director named below. In the event a stockholder specifies otherwise by means of the enclosed Proxy, those shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

            The Board of Directors has set the close of business on May 29, 1998 as the record date (the "Record Date") for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 6,268,665 shares of the Company's $.01 par value Common Stock issued and outstanding, all of which are entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to vote at the meeting or any adjournment thereof, each share being entitled to one (1) vote on each matter to be voted on at the Annual Meeting. All shares of Common
       Stock will vote as a single class and there are no cumulative voting rights.

            The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

            Prior to  the Annual Meeting,  the Company will  select one or  more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

            The inspector or inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held of record by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and which the broker or nominee has not voted because it does not have discretionary voting power on a particular matter) as shares that are present for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not entitled to vote on that matter and therefore will not be considered by the inspectors when counting votes cast on the matter (even though those shares are considered present for quorum purposes and may be entitled to vote on other matters).

            Directors will be elected by a plurality of the votes cast by holders of shares of Common Stock represented in person or by proxy at the Annual Meeting. Thus, any abstentions or broker or nominee non-votes will have no effect on the outcome of the election of directors.

                                  SECURITY OWNERSHIP

            The following table sets forth, as of May 29, 1998, information with respect to the beneficial ownership of the Common Stock of the
       Company by (a) the Company's Chief Executive Officer and each of the other "Named Executive Officers" (as defined below in "Executive Compensation - Summary Compensation Table"), (b) each person known by the Company to own beneficially 5% or more of such outstanding Common Stock, (c) each director or nominee who owns any shares, and (d) all current executive officers and directors of the Company as a group.


       Name and Address of           Amount and Nature of        Percent
       Beneficial Owner (1)          Beneficial Ownership (2)   of  Class
       --------------------          ------------------------   ----------
       Harry W. Margolis (3)                2,039,177               31.4

       Dana E. Margolis (4)                    28,217               (5)

       George P. McGraw (6)                   101,526                1.6

       Bruce E. Staffin                       352,810                5.6
         c/o CompuTrac, Inc.
         222 Municipal Drive
         Richardson, TX  75080

       Gerald D. Harris (7)                    12,000               (5)

       Kenneth R. Nicholas (8)                 12,000               (5)

       William Harris Investors, Inc. (9)     461,600                7.4
         Two North LaSalle Street
         Suite 505
         Chicago, IL  60602-3703

       All current directors and executive  2,386,291               35.3
        officers (11 persons) as a group (10)

       ____________________________

       (1) Unless otherwise indicated, each person's address is 222 Municipal Drive, Richardson, TX 75080.
       (2) Unless otherwise indicated, each person has sole voting and investment power with respect to such shares.
       (3) Includes 225,000 shares Mr. Margolis has the right to acquire through the exercise of options. Mr. Margolis may be deemed to be the beneficial owner of the shares owned by his wife, Dana E. Margolis.
       (4) Dana E. Margolis may be deemed to be the beneficial owner of the shares owned by her husband, Harry W. Margolis.
       (5) Beneficial ownership is less than one percent (1%) of the Company's outstanding shares.
       (6) Includes 76,000 shares Mr. McGraw has the right to acquire through the exercise of options.
       (7) Represents 12,000 shares Mr. Harris has the right to acquire through the exercise of options.
       (8) Represents 12,000 shares Mr. Nicholas has the right to acquire through the exercise of options.
       (9) Information obtained from a Schedule 13G filed with the Company by the beneficial owner dated February 12, 1998. The Schedule 13G states that the holder is an investment advisor that shares with its clients voting power, and has sole dispositive power, with respect to all the shares.
       (10) Includes 485,233 shares the directors and executive officers have the right to acquire through the exercise of options.

       Compliance with Section 16(a) of the Securities Exchange Act of 1934

            Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all such reports they file.

            To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during the Company's last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been complied with.


                             ELECTION OF DIRECTORS

            Directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The Company's Articles of Incorporation provide that the number of directors constituting the Company's Board of Directors shall not be less than two, but will be fixed as determined in the manner provided by the Company's Bylaws. The Company's Bylaws provide that the number of directors shall be fixed from time to time by action of the Company's Board of Directors. The Board of Directors has fixed the number of directors at five for the ensuing year. The Board of Directors currently consists of four persons. Cesar L. Alvarez resigned as a director effective October 13, 1997, and since that date there has been a vacancy on the Board.

            It is intended that the shares represented by the Proxies will be voted for the election of the Company's nominees except where authority to so vote is withheld. Each of the four current members of the Board of Directors has been nominated by the Company to be reelected as a director at the Annual Meeting. In addition, the nominee for director described below has been nominated by the Company for election as a director at the Annual Meeting. All of the nominees for directorship have agreed to serve if elected. Should any of such nominees become unwilling or unable to accept nomination or election, the shares represented by the Proxies solicited hereby will be voted for any substitute nominee or nominees designated by the present Board of Directors or the number of directors will be reduced accordingly.

       Nominee for Director

            D. Bruce Walter, age 55, is the Chairman of the Board of Radiomail Corporation, a wireless internet company headquartered in San Mateo, California. Mr. Walter previously held the position of Chief Executive Officer at Radiomail Corporation from October 1994 to July 1997. He was President and Chief Executive Officer of CoActive Computing Corporation, located in California, from July 1993 until October 1994. Mr. Walter was at Grid Systems Corporation, also located in California, from June 1983 to June 1993, where he was President and Chief Executive Officer from 1991 to 1993. Prior to 1983, Mr. Walter spent sixteen years in various management-level positions at Xerox Corporation. He is a 1965 graduate of Waynesburg College.

            The Board of Directors recommends that you vote FOR the election of each of the five nominees to the Board of Directors.

                                      MANAGEMENT


       Executive Officers and Directors

            The executive officers and directors of the Company at May 29, 1998 are as follows:

                                                Position(s) Held
       Name                    Age              With the Company
       ----                    ----            -----------------
       Harry W. Margolis        55             Chairman of  the  Board  &  Chief
                                                 Executive Officer
       Dana E. Margolis         53             Secretary, Treasurer & Director
       George P. McGraw         50              President
       Cheri L. White           44             Vice President - Finance and
                                                Chief Financial Officer
       Deborah S. Greening      47             Vice President - Operations
       Lynda K. Thomas          52             Vice President _ Administration
       David D. Hester          42             Vice President - CT Labs
       Irwin S. Arnstein        39             Vice President - LFMS Support
                                                and Development
       Michael R. Mueller       46             Vice President _ LFMS for
                                                Windows Development
       Kenneth R. Nicholas      56             Director
       Gerald D. Harris         42             Director


            Harry W. Margolis is a co-founder of the Company and has served as Chairman of the Board of the Company since its organization in 1977. After graduating from U.C.L.A. in 1964 with a degree in Political Science, Mr. Margolis attended Southern Methodist University Law School and upon graduation in 1967, placed first in the Bar Examination administered in the State of Texas. Mr. Margolis founded his own law firm in 1967, which increased to eight members through internal growth and by merger with an older firm, and practiced law until the Company was organized in 1977.

            Dana E. Margolis, a director since 1983, served as office manager of the Company performing its accounting and purchasing functions from 1980 until 1983. In January 1984, Mrs. Margolis assumed the responsibilities of Secretary and Treasurer of the Company. Mrs. Margolis attended San Diego State University and is the wife of Harry W. Margolis.

            George P. McGraw joined the Company as Director of Customer Support in March 1985, was elected Vice President of Customer Support in December 1987, and was elected Executive Vice President in May 1990. Mr. McGraw served as President and General Manager of the Company's Legal Division from November 1993 to May 1996 at which time he was elected President of the Company. Mr. McGraw is a 1970 graduate of the electrical engineering department of Rochester Institute of Technology. Prior to joining the Company, Mr. McGraw was self-employed. From 1979 until 1982 he held a number of marketing and financial positions with Phillips Information Systems, Inc. Prior to that time, he held similar positions with the Xerox Corporation.

            Cheri L. White was elected Vice President of Finance in October 1993 and Chief Financial Officer in February 1995. Ms. White joined the Company in February 1984, and served as the Company's Director of
       Finance and Controller. Ms. White is also on the Board of Directors for the Richardson Development Center for Children and serves as its Treasurer. Ms. White is a graduate of Christopher Newport University and is a Certified Public Accountant in the State of Texas.

            Deborah S. Greening was named Vice President of Operations in  1995.
       Ms. Greening joined the Company in 1983 as Regional Sales Manager and has held subsequent management positions in marketing, sales, support and product development. Her previous experience included product marketing, support and sales of word processing equipment at Xerox Corporation and Phillips Information Systems. Ms. Greening is currently on the Board of Directors of Richardson Development Center for Children and served as its President during 1995. She attended the University of Wisconsin and completed the Southern Methodist University Mid-Management Program.

            Lynda K. Thomas was elected Vice President of Administration in December 1987. Ms. Thomas joined the Company in September 1981 as executive assistant to the president and served as the Company's business manager from August 1983 until her election to Vice President. Previously, she was a corporate officer and director of public relations for Republic Gypsum Company, a Dallas based manufacturer and supplier of building materials. She attended the University of North Texas in Denton, Texas.

            David D. Hester has served as the Company's senior computer programmer since June 1979 and has been responsible for the Company's major software research and development efforts. He was elected Vice President of the Company's CT Labs department in April 1996. Previously he served as an assembly-language programmer for General Computer Systems, a division of Telex. Mr. Hester attended the University of Texas at Arlington and is an honor graduate of Control Data Institute.

            Irwin S. Arnstein was elected Vice President of LFMS Support and Development of the Company in May 1996 and is responsible for the design, implementation and support of the Company's Law Firm Management System product line. Mr. Arnstein holds a 1981 Bachelor of Arts of Computer Science degree from the University of Texas. Mr. Arnstein began his career with the Company 16 years ago as a Software Engineer and has served as a Project Leader on several significant software projects leading up to his 1995 promotion to Director of LFMS Development.

            Michael R. Mueller joined the Company in October 1984 as a support programmer and was elected Vice President of Law Firm Management Systems Development in May 1996. He has been involved in the development of four of the Company's six generations of Law Firm Management Systems. Prior to joining the Company, Mr. Mueller graduated from Texas A&M University majoring in Computer Science with a minor in Accounting.

            Kenneth R. Nicholas, a director of the Company since 1995, has been the Managing Director of Nicholas, Flanagan & Bard, P.C., a Certified Public Accounting firm in Dallas, Texas since January, 1987. Prior to that time, Mr. Nicholas spent 22 years with Deloitte Haskins & Sells (now Deloitte & Touche), including over ten years as a partner and seven years as partner-in-charge of the Dallas tax practice. Mr. Nicholas graduated from Southern Methodist University in 1964.

            Gerald D. Harris, a director of the Company since 1994, is the owner and operator of Harris Typesetting Services, a graphics design and printing business located in Plano, Texas. Prior to beginning his business in 1990, Mr. Harris was the head golf professional at the prestigious Stonebriar Country Club in Frisco, Texas. Mr. Harris attended the University of Oklahoma majoring in finance.

       Meetings of the Board of Directors

            During the fiscal year ended January 31, 1998, the Board of Directors held one meeting. No director attended less than 75% of the aggregate of (a) the number of Board meetings held during the fiscal year, and (b) the number of meetings of committees of the Board held during the period he served on such committees.

       Committees of the Board of Directors

            The Company's Board of Directors has standing Compensation and Audit Committees. In fiscal 1998, the Compensation Committee consisted of Messrs. Nicholas and Alvarez. Due to the resignation of Mr. Alvarez on October 13, 1997, the Board of Directors anticipates that a new Compensation Committee will be elected following the Annual Meeting. The Compensation Committee administers the Company's 1990 Stock Option and Stock Purchase Plans, and makes recommendations to the Board with respect to changes in officers' compensation and similar matters. The Compensation Committee met once during fiscal year 1998.

            The Company's Audit Committee consists of Messrs. Harris and Nicholas. The Audit Committee reviews the Company's significant accounting policies and operating controls, recommends independent external auditors, and reviews audit reports prepared by the external auditors. The Audit Committee met four times during fiscal year 1998.

            The Company does not have a standing nominating committee.

       Director Compensation

            The Company pays directors who are not executive officers of the Company $750.00 for attendance at each meeting of the Board of Directors and $300.00 for each committee meeting attended. Directors who are also executive officers of the Company do not receive any meeting fees or other remuneration for their services as directors.

            Directors are also eligible to be granted stock options under the Company's 1990 Stock Option Plan. The plan provides for the grant of options to employees and directors of the Company covering an aggregate of 800,000 shares of Common Stock of the Company. Such options may be incentive or nonqualified stock options, except that options granted to directors who are not also employees of the Company may not be incentive stock options. Options granted to directors under the plan may contain such terms as may be determined by the Compensation Committee, except that (i) the maximum term of any option is 10 years, (ii) no director may be granted options in any calendar year for a number of shares exceeding 10% of the total number of shares for which options may be granted under the plan, (iii) shares acquired by a director upon exercise may not be sold for six months after the date of grant, and
       (iv) the exercise  price of any option granted to  a director may not  be less than the fair market value of the Common Stock on the date of grant. The exercise period of any option begins and ends on such dates as may be determined by the Compensation Committee, provided that an option will terminate upon the termination of the holder's service as an employee or director, subject to certain grace periods. The vesting of outstanding options is also subject to acceleration in the discretion of the Compensation Committee or upon the occurrence of certain change-in-control events. No options were granted to directors under this Plan during fiscal year 1998.

                                EXECUTIVE COMPENSATION

       Summary Compensation Table

            The following  table sets forth the  aggregate compensation paid  to the Company's Chief Executive Officer and the only other executive officer whose total annual salary and bonus for the 1998 fiscal year was $100,000 or more (the Chief Executive Officer and such other executive officer are sometimes referred to herein as the "Named Executive Officers") with respect to each of the three fiscal years in the period ended January 31, 1998.

                                  Annual              Long-Term
                               Compensation (1)  Compensation Awards
                               ----------------  -------------------
       Name and                                 Number of Securities   All Other
       Principal     Fiscal                      Underlying Options    Compen-
       Position       Year   Salary($) Bonus($)        Granted         sation($)
       ---------     ------  ------------------   -------------------  ---------
       Harry W.
         Margolis     1998   542,250       -               -           5,948(2)
          Chairman of 1997   528,300       -               -           5,756
          the Board   1996   503,000       -           225,000        22,203
          and Chief
          Executive
          Officer

       George P.
          McGraw      1998   125,362       -               -          1,800 (3)
          President   1997   121,096       -               -          4,018
                      1996   113,526       -               -         1,443

       ________________________

       (1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than the lesser of $50,000 or 10% of the total of annual salary and bonus of such officer.
       (2) Includes $5,948 attributable to the economic value of split-dollar life insurance policies paid for by the Company naming Mr. Margolis' estate as the beneficiary.
       (3) Amount represents the Company's contribution to Mr. McGraw for Company Common Stock purchases during the 1998 fiscal year pursuant to the Company's Employee Stock Purchase Plan.

       Aggregated Fiscal Year-End Option Value Table

       The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of the end of the 1998 fiscal year. Certain columns have been omitted from the table because neither of the Named Executive Officers exercised any stock options during the 1998 fiscal year nor held any in-the-money options at the end of such fiscal year.

                                     Number of Securities Underlying
                             Unexercised Options at 1998 Fiscal Year-End
         Name                    Exercisable (E) Unexercisable  (U)
       -----------------      ----------------------------------------
       Harry W. Margolis                      225,000(E)

       George P. McGraw                        81,000(E)

       Long-term Incentive and Pension Plans

            The Company does not have any long-term incentive or pension plans.

       Employment Agreements

            On January 1, 1998, the Company entered into an Employment Agreement with Harry W. Margolis, its Chairman of the Board and Chief Executive Officer, which expires on December 31, 2002. Pursuant to the Employment Agreement in effect during fiscal year 1998, Mr. Margolis was paid an annual base salary of $542,250. Under the current Employment Agreement, Mr. Margolis is entitled to receive minimum annual raises equivalent to any annual increase in the Consumer Price Index for
       Dallas, Texas during the previous year. In addition, at the discretion of the Compensation Committee of the Board of Directors of the Company, Mr. Margolis may be considered for an annual bonus in an amount that does not exceed his salary. No bonuses were granted to Mr. Margolis during fiscal 1998. Additionally, the Company furnishes Mr. Margolis with certain fringe benefits, including the use of an automobile and a membership in a country club. The Company is obligated to provide Mr. Margolis and his family with health and dental benefits and has purchased split-dollar life insurance policies insuring Mr. Margolis' life and naming his estate as the beneficiary. In the event that Mr. Margolis becomes disabled or is otherwise incapacitated, the Company will be entitled to reduce his pay to 50% of his base salary (less certain insurance proceeds) for the remainder of the term of the Employment Agreement or until such earlier time that he is able to resume his full duties under the agreement. In the event of Mr. Margolis' death, his estate or designated beneficiary is entitled to receive 50% of his annual salary, less any insurance payments made to the estate or designated beneficiary from the above-referenced life insurance policies, for the remaining term of the agreement. Mr. Margolis is subject to certain restrictive covenants under the agreement, including a noncompetition clause which extends eighteen months beyond any termination of his employment other than termination by Mr. Margolis for "Good Reason" (as defined in the agreement) or termination due to the expiration of the agreement. The Company may at any time terminate the Employment Agreement for "Cause" (as defined in the agreement) with thirty days written notice, and, in the event that the Company fails to earn a certain specified minimum rate of return on equity for any fiscal years ending on or after January 31, 1999, the Company's Board of Directors may reduce the term of the agreement to a date which is no earlier than one year from the date Mr. Margolis receives written notice of such term reduction. If Mr. Margolis' employment is terminated (a) other than for Cause, disability, death or the expiration of the agreement, including a termination attributable to a "Change in Control" (as defined in the agreement), or (b) by Mr.
       Margolis for Good Reason, including any intentional failure by the Company to comply with the agreement, Mr. Margolis will be entitled to
       (i) a lump sum payment of three times (or two times if termination occurs during the last year of the agreement) the sum of his base salary and highest bonus paid during either of the prior two years, (ii) all compensation earned or deferred through the date of termination (including a pro-rated bonus, determined as a percentage of the prior year's bonus) and (iii) continue to participate in the Company's benefit plans for the remainder of the term of the agreement, as if the agreement had not terminated.
       On February 1, 1992, the Company entered into a one year employment agreement with George P. McGraw, its President, which renews automatically and extends for successive one year terms, each February
       1. This agreement provided for an initial base salary of $102,500 and includes provisions for annual base compensation and eligibility requirements for any bonus programs, all of which are directly tied to the financial performance of the Company. During fiscal year 1998, Mr.
       McGraw was paid an annual base salary of $125,362. Additionally, the agreement contains certain restrictive covenants governing events upon the executive's termination from the Company, including non-compete, non-disclosure, and non-solicitation clauses. The agreement may be terminated by the Company for "Cause" (as defined in the agreement), as a result of the executive's inability to perform all or any material portion of his responsibilities as a result of mental or physical incapacity, illness or disability, or otherwise with written notice to the executive.

                                    OTHER MATTERS


       Stockholder Proposals

            Any stockholder intending to present any proposal to the 1999 Annual Meeting of Stockholders must submit such proposal in writing to the Company at its principal executive offices on or before February 5, 1999.

       Independent Public Accountants

            The firm of Grant Thornton LLP served as independent public accountants in connection with the audit of the Company's financial statements for the fiscal year ended January 31, 1998 and has been selected to serve in that capacity for the fiscal year ending January 31, 1999. A representative of the firm is expected to be present during the annual meeting. Such representative will be afforded an opportunity to make a statement at the meeting if he so desires and will be available to answer appropriate questions.

            On January 5, 1998, the Company dismissed the accounting firm of Price Waterhouse LLP, Dallas, Texas, who had acted as certifying accountants for the Company for the years ending January 31, 1984 through January 31, 1997. None of the prior certifying accountants' reports on the Company's financial statements for the past two years contained an adverse opinion or disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the two most recent fiscal years and through January 5, 1998, there have been no disagreements with Price Waterhouse LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Price Waterhouse LLP, would have caused Price Waterhouse LLP to make reference to the subject matter of such disagreements in their reports on the financial statements for such years.

            Effective January 5, 1998,  the Company engaged the accounting  firm of Grant Thornton LLP, Dallas, Texas, to act as certifying accountants for the year ending January 31, 1998. The change of principal accountants was approved by the Company's Board of Directors on December 29, 1997.

       Other Business

            The Board of Directors does not intend to present and does not have any reason to believe that others in attendance will present at the
       Annual Meeting any item of business other than those mentioned in the Notice of Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying Proxy will vote the Proxy as in their discretion they may deem appropriate, unless they are directed by the Proxy to do otherwise.

                                       By Order of the Board of Directors

                                         /s/ Dana E. Margolis

                                          Dana E. Margolis
                                       Secretary and Treasurer

       Richardson, Texas
       June 5, 1998


            The Company's Form 10-KSB Annual Report, as filed with the Securities and Exchange Commission, provides certain additional information about the Company. A copy of this report may be obtained without charge upon written request to: Investor Relations, CompuTrac, Inc., 222 Municipal Drive, Richardson, Texas 75080 or via: www.ctinc.com